As filed with the Securities and Exchange Commission on November 5, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

R.R. Donnelley & Sons Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-1004130
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

111 South Wacker Drive

Chicago, Illinois 60606-4301

(312) 326-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Suzanne S. Bettman

Executive Vice President and General Counsel

R. R. Donnelley & Sons Company

111 South Wacker Drive

Chicago, Illinois 60606-4301

(312) 326-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert W. Downes

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Offering Price	Amount of Registration Fee
Senior Debt Securities	(1)
Subordinated Debt Securities
Warrants
Purchase Contracts
Units (2)
Preferred Stock
Depositary Shares (3)
Common Stock, par value $1.25 per share

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may not be received for registered securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. In accordance with Rules 456(b) and 457(r), R.R. Donnelley & Sons Company is deferring payment of all of the registration fee.
(2)	Each unit will be issued under a unit agreement or indenture and will represent an interest in two or more debt securities, warrants and purchase contracts, which may or may not be separable from one another.
(3)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.

R.R. Donnelley & Sons Company

Debt Securities

Warrants

Purchase Contracts

Units

Preferred Stock

Depositary Shares

Common Stock

R.R. Donnelley & Sons Company from time to time may offer to sell debt securities, warrants, and purchase contracts, either individually or in units, as well as preferred stock, either separately or represented by depositary shares, and common stock. The debt securities may be senior or subordinated to other indebtedness of R.R. Donnelley. The debt securities may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of R.R. Donnelley. Any preferred stock or depositary shares issued may also be convertible into common stock or another series of preferred stock or depositary shares or convertible into or exchangeable for other securities. R.R. Donnelley’s common stock is listed on the Nasdaq Stock Market and the Chicago Stock Exchange under the ticker symbol “RRD.”

R.R. Donnelley may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

The specific terms of any securities to be offered will be provided in supplements to this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 5, 2009.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(2)	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2009;

(3)	Current Reports on Form 8-K filed on January 13, January 20, February 20, July 23 and September 25, 2009;

(4)	All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can obtain those documents from our website at www.rrdonnelley.com or request them in writing or by telephone at the following address or telephone number:

R.R. Donnelley & Sons Company

111 South Wacker Drive

Chicago, Illinois 60606-4301

Telephone: (866) 425-8272

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THE COMPANY

R.R. Donnelley is a global provider of integrated communications. Founded more than 145 years ago, the company works collaboratively with more than 60,000 customers worldwide to develop custom communications solutions that reduce costs, enhance return on investment and ensure compliance. Drawing on a range of proprietary and commercially available digital and conventional technologies deployed across four continents, the Company employs a suite of leading Internet-based capabilities and other resources to provide premedia, printing, logistics and business process outsourcing services to leading clients in virtually every private and public sector.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for the Company by Sullivan & Cromwell LLP and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the R.R. Donnelley & Sons Company Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of R.R. Donnelley & Sons Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports on the consolidated financial statements and the effectiveness of internal control over financial reporting express unqualified opinions and include an explanatory paragraph regarding the Company’s adoption of the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, on January 1, 2007, which clarifies the accounting for and disclosure of uncertain tax positions) dated February 25, 2009, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Estimated expenses in connection with the issuance and distribution of securities registered under this registration statement are as follows:

	Amount to be paid
SEC registration fee	$	*
FINRA fees		500
Legal fees and expenses		75,000
Fees and expenses of qualification under state securities laws (including legal fees)		25,000
Accounting fees and expenses		75,000
Printing fees		50,000
Rating agency fees		25,000
Trustee’s and Warrant Agent’s fees and expenses		50,000
Miscellaneous		50,000

Total		$350,500

*	The payment of any filing fee is deferred pursuant to Rule 456(b) and 457(r).

Item 15.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Certificate of Incorporation of R. R. Donnelley & Sons Company contains provisions that provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, R. R. Donnelley & Sons Company’s Certificate of Incorporation contains a provision eliminating the personal liability of a director to R. R. Donnelley & Sons Company or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

R.R. Donnelley & Sons Company maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

R.R. Donnelley & Sons Company also entered into indemnification agreements with each of our directors and anticipate that we will enter into similar agreements with future directors. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification. The indemnification agreements provide that we will pay certain amounts incurred by our directors in connection with any civil, criminal, administrative or investigative action or proceeding. Such amounts include any reasonable expense, including attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings.

Item 16.	Exhibits

Exhibit No.	Description	Incorporated by Reference to Filings Indicated
1.1	Form of Underwriting Agreement	*

4.1	Indenture, dated as of January 3, 2007, between R.R. Donnelley & Sons Company and Wells Fargo Bank, National Association, as successor in interest to LaSalle Bank National Association (incorporated by reference to Exhibit 4.1 to R.R. Donnelley’s registration statement on Form S-3 (Commission File No. 333-139756)

5.1	Opinion of Sullivan & Cromwell LLP	**

23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1 to this registration statement)

23.2	Consent of Deloitte & Touche LLP	**

24.1	Powers of Attorney (included on page II-6)

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association	**

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
**	Filed herewith.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (1)(a)(i), (1)(a)(ii) and (1)(a)(iii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 5th day of November, 2009.

R.R. DONNELLEY & SONS COMPANY

By:	/S/ THOMAS J. QUINLAN, III
Name:	Thomas J. Quinlan, III
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on November 5, 2009.

Signature	Capacity

/S/ THOMAS J. QUINLAN, III Thomas J. Quinlan, III	Director and Chief Executive Officer (Principal Executive Officer)

/S/ MILES W. MCHUGH Miles W. McHugh	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ ANDREW B. COXHEAD Andrew B. Coxhead	Senior Vice President and Controller (Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS THAT each person whose signature appears below constitutes and appoints Thomas J. Quinlan, III, Suzanne S. Bettman, Miles W. McHugh and Daniel N. Leib, and each of them with full power to act without the other, his or her true and lawful attorney-in-fact, with full power and authority, for the purpose of executing, in the name and on behalf of the undersigned as a director of R.R. Donnelley & Sons Company, a Delaware corporation, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Dated: November 5, 2009

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Capacity

/S/ LEE A. CHADEN Lee A. Chaden	Director

/S/ RICK GOINGS E.V. (Rick) Goings	Director

/S/ JUDITH H. HAMILTON Judith H. Hamilton	Director

/S/ SUSAN M. IVEY Susan M. Ivey	Director

/S/ THOMAS S. JOHNSON Thomas S. Johnson	Director

/S/ JOHN C. POPE John C. Pope	Director

/S/ MICHAEL T. RIORDAN Michael T. Riordan	Director

/S/ OLIVER R. SOCKWELL Oliver R. Sockwell	Director

/S/ STEPHEN M. WOLF Stephen M. Wolf	Chairman and Director